Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
April 3, 2007	+1(858) 503-3233

MAXWELL TECHNOLOGIES PROMOTES GEORGE KREIGLER TO SENIOR VP

SAN DIEGO, Calif. – Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that George Kreigler III has been promoted to the position of senior vice president, operations, with global responsibility for production of BOOSTCAP® ultracapacitor products.

Kreigler, 53, joined Maxwell as vice president, operations, in May 2006. He has more than 30 years of high technology operations management experience, including supervising multiple large-scale offshore manufacturing facilities. Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that the promotion reflects Kreigler’s increased responsibilities for overseeing the company’s offshore manufacturing relationships in China.

“George and his team have done a tremendous job of refining and documenting our manufacturing processes and working with our licensee and our contract manufacturing partner in China to design and outfit two new, highly efficient, ultracapacitor assembly plants and train their engineering and production personnel, all in less than a year,” Balanson said. “Maxwell is now well-positioned to ramp production to meet the rapidly growing demand for ultracapacitor products that we anticipate over the next few years.”

Maxwell Technologies is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements

Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	development and acceptance of products based on new technologies;

•	demand for original equipment manufacturers’ products reaching anticipated levels;

•	general economic conditions in the markets served by the company’s products;

•	cost-effective manufacturing of new products;

•	risks and uncertainties involved in foreign operations, including the impact of currency fluctuations.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained at our investor relations website: http://www.maxwell.com/company/investors/sec_filings.html, or by contacting Maxwell’s investor relations department at +1 (858) 503-3434.

All information in this release is as of April 3, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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